Exhibit 6.3

SUBLEASE AGREEMENT

This SUBLEASE (the “Sublease”), made and entered into as of the 5th day of March, 2020, by and between NORTH CAROLINA TOBACCO MANUFACTURING, LLC, a Delaware limited liability company (hereinafter called “Tenant”), and MVRK FARMS LLC, a Delaware limited liability company (“MVRK Farms”), Greener & Wilder LLC, a North Carolina limited liability company (“G&W”), and MVRK RESEARCH LLC, a Delaware limited liability company (“Research”) (MVRK Farms, G&W and Research are collectively referred to hereinafter as “Subtenant”).

W  I  T  N  E  S  S  T  H:

WHEREAS, Tenant has previously entered into a Lease Agreement with MVRK HOLDINGS LLC (“Landlord”), dated March 5, 2020 (the “Prime Lease”). Tenant now desires to sublet the leased property to the Subtenant, and the Subtenant desires to sublet the leased property from the Tenant.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1. Premises. Tenant, in consideration of the sublease payments provided in this Sublease, sublets to Subtenant 400 sq. ft. of the Demised Premises located at 7427 NC Hwy 58 South, Stantonsburg, North Carolina 27883 (the “Premises”). Subtenant will also have rights to utilize the equipment at the Premises provided it does not interfere with normal production.

2. Term and Possession. The term of this Sublease shall begin on March 5, 2020 and unless terminated sooner pursuant to the terms of this Sublease, it will continue for the remainder of the term provided in the Prime Lease, which terminates upon notice. Subtenant’s tenancy will terminate on notice, unless Landlord, Tenant and Subtenant sign another written agreement prior to the end of tenancy providing for an additional period of tenancy. Subtenant is not responsible for finding a replacement upon the termination of its tenancy.

3. Sublease Payments. Subtenant shall pay to Tenant sublease payments of $1,000.00 per year, payable on or before December 31 of each lease year. Sublease payments shall be made to Tenant at 7427 NC Hwy 58 South, Stantonsburg, North Carolina 27883, which may be changed from time to time by Tenant.

4. Notice. Any notice required or permitted hereunder shall be in writing and forwarded to the recipient by hand delivery, United States Mail, postage prepaid, Certified Mail Return Receipt Requested, or by nationally recognized overnight courier (i.e., Federal Express), addressed to the party below to receive notice. Notice shall be deemed to be delivered when actually received by the designated recipient below.

Tenant:

North Carolina Tobacco Manufacturing, LLC

7427 NC Hwy 58 South

Stantonsburg, North Carolina 27883

Subtenant:

MVRK Farms LLC, Greener & Wilder LLC

and MVRK Research LLC

7427 NC Hwy 58 South

Stantonsburg, North Carolina 27883

Landlord:

MVRK Holdings LLC

7427 NC Hwy 58 South

Stantonsburg, North Carolina 27883

Such addresses may be changed from time to time by any party by providing notice to the other interested parties as described above.

5. Governing Law. This Sublease shall be construed in accordance with the laws of the State of North Carolina.

6. Incorporation of Prime Lease. This Sublease is subject to all of the terms of the Prime Lease with the same force and effect as if each provision of the Prime Lease were included in this Sublease, except as otherwise provided in this Sublease. All of the obligations of Tenant under the Prime Lease shall be binding upon Subtenant. All of the obligations of Landlord under the Prime Lease shall inure to the benefit of Subtenant. It is the intent of the parties that, except as otherwise provided in this Sublease, the relationship between Tenant and Subtenant shall be governed by the various provisions of the Prime Lease as if those provisions were included in this Sublease in full, except that the terms “Landlord,” “Tenant” and “Lease” as used in the Prime Lease, shall instead refer to, respectively, “Tenant,” “Subtenant” and “Sublease”.

7. Intended Use. Subtenant intends to use the Premises in connection with its smokable industrial hemp products, including storage, sales, shipping and marketing of the same.

8. This Sublease may be executed in counterparts, each of which shall be deemed an original and each of which shall together constitute one and the same agreement. A fully executed copy, pdf or facsimile copy of this Sublease shall be deemed an original for all purposes.

[Signatures Immediately Following]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first written above.

LANDLORD:			TENANT:

MVRK HOLDINGS LLC			North Carolina Tobacco Manufacturing, LLC

By:			By:
	Name:	Victor Krahn		Name:	Victor Krahn
	Title:	Member		Title:	Member

SUBTENANT:

MVRK RESEARCH LLC

By:
Name:	Victor Krahn
Title:	Member

MVRK FARMS LLC

By:
Name:	Victor Krahn
Title:	Member

GREENER & WILDER LLC

By:
Name:	Victor Krahn
Title:	Member

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